News Release
FOR IMMEDIATE RELEASE
CENTRUE FINANCIAL CORPORATION
ANNOUNCES 4TH QUARTER 2016 RESULTS
Highlights

•
Income before taxes grew 93.8% from $5.1 million in 2015 to $9.9 million for 2016. Net income for 2016 was $6.3 million. In 2015, excluding a deferred tax asset reversal, the net income was $5.0 million.

•
Total loans increased by $40.7 million, or 6.3%, from December 31, 2015. Excluding $13.1 million in loans related to the sale of branches, loans increased $53.8 million, or 8.5%, from December 31, 2015.

•	Centrue Bank completed the sales of its Fairview Heights, Aviston, and St.Rose, Illinois branches in June 2016; these sales generated a net after tax gain of $1.1 million.

•	Purchased and retired $10.3 million of subordinated debentures in October 2016 for a $1.0 million gain on debt extinguishment.

•
Total deposits increased by $21.5 million, or 3.0% from December 31, 2015. Excluding $51.7 million in deposits related to the sale of branches, deposits increased $73.2 million, or 10.2%, from December 31, 2015.

•	Nonperforming assets declined $7.7 million, or 53.5%, to $6.7 million from December 31, 2015. Nonperforming assets to total assets declined to 0.68% from 1.50% at December 31, 2015.

•	Book value per common share equaled $19.08 at December 31, 2016 compared to $18.21 at year-end 2015.

•	Definitive Agreement signed to be acquired by Midland States Bancorp, Inc.
OTTAWA, IL, January 26, 2017 - Centrue Financial Corporation (the “Company” or “Centrue”) (NASDAQ: CFCB), parent company of Centrue Bank, reported full year net income of $6.3 million, or $0.92 per common diluted share, as compared to $42.6 million, or $11.08 per common diluted share, for the same period in 2015. In the fourth quarter of 2016, the Company reported net income of $2.2 million, or $0.33 per common diluted share, compared to $38.6 million, or $5.92 per common diluted share, for the fourth quarter of 2015. The 2016 full year results were impacted by a $1.1 million net after tax gain from sale of three branches. Fourth quarter and full year 2015 results were impacted by a reversal of the Company's deferred tax asset ("DTA") which provided a tax benefit during 2015 in the amount of $38.2 million.
“Heading into 2016, our primary objective was to build off of the momentum we had in what we considered to be a transformative year in 2015,” remarked President & Chief Executive Officer Kurt R. Stevenson. “By virtually all measurements, we did just that, demonstrating that we have not only the ability to sustain but also to leverage the strong sales culture and infrastructure we now have in place. In 2016, we again experienced quality organic loan growth, growth in our core deposit base, and continued improvement across virtually all asset quality metrics, while executing on several strategic initiatives including the sale of three southern Illinois branches and the repurchase and retirement of our trust preferred securities at a discount. We believe we have both the talented sales force and strong internal processes and controls in place to continue to foster a sustainable strong earnings stream.”
Securities
Total securities equaled $175.8 million at December 31, 2016, representing a decrease of $4.8 million, or 2.7%, from December 31, 2015. The net decrease from December 31, 2015 was a result of using a portion of the securities portfolio amortization to fund loan growth.
Loans
Total loans equaled $685.8 million, representing an increase of $40.7 million, or 6.3%, from December 31, 2015. Excluding $13.1 million in loans related to the branch sales, loans increased $53.8 million, or 8.5%, from December 31, 2015. The overall net increase was driven across the Company footprint with new organic loan growth.
Funding and Liquidity
Total deposits equaled $740.0 million, representing an increase of $21.5 million, or 3.0%, from December 31, 2015. Excluding $51.7 million in deposits related to the sale of branches, deposits increased $73.2 million, or 10.2%, from December 31, 2015.
The Company's overall liquidity position remains strong with funding available for new loan opportunities and to meet all obligations. The Company purchased and retired $10.3 million of subordinated debentures for $9.3 million on October 27, 2016 and recorded a $1.0 million gain on debt extinguishment in the fourth quarter.
Credit Quality
Key credit quality metrics are as follows:

•
Nonperforming assets (nonaccrual, 90 days past due, troubled debt restructures and OREO) decreased to $6.7 million at December 31, 2016, a decrease of $7.7 million from December 31, 2015. The ratio of nonperforming assets to total assets was 0.68% at December 31, 2016 compared to 1.50% at December 31, 2015.

•
Nonperforming loans (nonaccrual, 90 days past due and troubled debt restructures) decreased to $1.6 million at December 31, 2016, from $6.0 million at December 31, 2015. During 2016, the Company’s largest nonperforming loan totaling $3.1 million was paid off. The level of nonperforming loans to end of period loans was 0.24% at December 31, 2016, compared to 0.93% at December 31, 2015.

•
There was no provision for loan losses recorded during the fourth quarter 2016 compared to $0.4 million during the fourth quarter of 2015. For the year ended December 31, 2016 the Company recorded $0.3 million of provision for loan losses compared to $0.4 million for the year ended December 31, 2015.

•	Other real estate owned decreased to $5.0 million at December 31, 2016 from $8.4 million at December 31, 2015.

•	The allowance for loan losses was $8.9 million or 1.30% of total loans at December 31, 2016, compared to $8.6 million or 1.33% at year-end 2015.

•	The coverage ratio (allowance for loan losses to nonperforming loans) was 545.59% at December 31, 2016, compared to 143.02% at December 31, 2015.

•
Net loan charge-offs for the fourth quarter of 2016 were $0.1 million equaling 0.02% of average loans, compared with a net loan charge-offs of $0.2 million, or 0.03% of average loans for the fourth quarter of

2015. For the year ended December 31, 2016 the Company had an immaterial net loan recovery compared to net loan recoveries of $0.2 million for the year ended December 31, 2015.
Net Interest Margin
The Company’s net interest margin was 3.38% for the fourth quarter of 2016, representing an increase of one basis point from 3.37% recorded in the fourth quarter of 2015. The net interest margin for the year ended December 31, 2016 was 3.43%, which is a 3 basis point increase from the year ended December 31, 2015. The increase in the net interest margin is being driven by the increase to loan volume during the period.
Noninterest Income and Expense
Noninterest income totaled $3.7 million for the fourth quarter of 2016, compared to $2.6 million for the same period in 2015. Excluding gains related to the sale of OREO, securities and other non-recurring gains, noninterest income decreased $0.1 million. The $0.1 million decrease is mainly attributed to a decrease in income from service charges, electronic banking services and from real estate owned. For the twelve months ended December 31, 2016, noninterest income totaled $12.7 million, compared to $12.4 million for the same period in 2015. Excluding gains related to the sale of OREO, securities and other non-recurring gains, noninterest income decreased $0.6 million. The $0.6 million decrease is attributed to a decrease in mortgage banking income along with the same reasons as stated for the quarter.
Total noninterest expense for the fourth quarter of 2016 was $7.8 million, compared to $8.3 million for the fourth quarter 2015. Excluding OREO valuation adjustments recorded in both periods and other non-recurring items, noninterest expense levels decreased by $0.8 million, or 9.6%. This $0.8 million decrease was mainly driven by lower salaries and employee benefits, FDIC insurance premiums, occupancy expense, amortization and OREO carrying costs. For the twelve months ended December 31, 2016, noninterest expense totaled $31.5 million, compared to $33.2 million for the same period in 2015. Excluding OREO valuation adjustments recorded in both periods and other non-recurring items, noninterest expense levels decreased by $0.5 million, or 1.6%. This $0.5 million decrease was attributed to the same reasons as stated for the quarter, along with a decrease in marketing expense and loan processing and collections costs.
Capital Management
The following table presents the regulatory capital ratios as of December 31, 2016 and December 31, 2015.

	Centrue Financial		Centrue Bank
	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Capital ratios: (1)
Total risk-based capital	14.95%	15.64%	14.53%	15.59%
Common equity tier 1 capital	13.77	14.23	13.41	14.45
Tier 1 risk-based capital	13.83	14.51	13.41	14.45
Tier 1 leverage ratio	11.49	12.10	11.14	11.97

(1)	Capital ratios shown for December 31, 2016 are in excess of the BASEL III 2016 phase-in level for the capital conservation buffer.

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About the Company
Centrue Financial Corporation is a regional financial services company headquartered in Ottawa, Illinois and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois and metropolitan St. Louis.
Further information about the Company is available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:	Daniel R. Kadolph
Chief Financial Officer
Centrue Financial Corporation
daniel.kadolph@centrue.com
(815) 431-2838
Accompanying Financial Statements and Tables

▪	Unaudited Selected Quarterly Consolidated Financial Data

CENTRUE FINANCIAL CORPORATION
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

	Quarters Ended
	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Balance Sheet
Assets
Cash and cash equivalents	$22,507	$44,745	$27,024	$23,379	$27,655
Securities	175,787	193,744	170,609	179,881	180,556
Loans held for sale	—	—	187	182	735
Loans (2)	685,775	666,795	657,754	660,900	645,071
Allowance for loan losses	(8,904)	(9,021)	(8,925)	(8,974)	(8,591)
Loans, net of allowance	676,871	657,774	648,829	651,926	636,480
Other real estate owned	5,042	5,541	6,765	7,377	8,401
Other assets (2)	97,572	98,279	99,243	106,272	107,391
Total assets	$977,779	$1,000,083	$952,657	$969,017	$961,218
Liabilities and stockholders' equity
Deposits	$740,046	$760,951	$716,424	$729,269	$718,504
Non-deposit funding	106,687	108,922	106,434	111,461	115,618
Other liabilities	4,117	4,328	4,805	5,462	5,815
Total liabilities	850,850	874,201	827,663	846,192	839,937
Stockholders' equity	126,929	125,882	124,994	122,825	121,281
Total liabilities and stockholders' equity	$977,779	$1,000,083	$952,657	$969,017	$961,218
Statement of Income
Interest income	$7,985	$7,928	$7,862	$7,913	$7,678
Interest expense	693	712	646	651	597
Net interest income	7,292	7,216	7,216	7,262	7,081
Provision for loan losses	—	—	—	300	375
Net interest income after provision for loan losses	7,292	7,216	7,216	6,962	6,706
Noninterest income	3,742	2,499	4,242	2,263	2,587
Noninterest expense	7,795	7,741	8,112	7,866	8,261
Income before income taxes	3,239	1,974	3,346	1,359	1,032
Income tax expense (benefit)	1,024	919	1,218	441	(37,562)
Net income	$2,215	$1,055	$2,128	$918	$38,594
Net income available to common stockholders	$2,133	$973	$2,045	$836	$38,511
Per Share
Diluted earnings per common share	$0.33	0.15	0.31	0.13	5.92
Book value per common share	19.08	18.92	18.78	18.45	18.21
Tangible book value per common share	19.08	18.90	18.72	18.35	18.08
Basic weighted average common shares outstanding	6,513,694	6,513,694	6,513,694	6,513,694	6,503,170
Diluted weighted average common shares outstanding	6,520,091	6,516,884	6,514,230	6,513,694	6,503,170
Common shares outstanding	6,513,694	6,513,694	6,513,694	6,513,694	6,513,694
Earnings Performance
Return on average total assets	0.89%	0.42%	0.88%	0.38%	16.25%
Return on average stockholders' equity	6.97	3.35	6.96	3.03	182.21
Net interest margin	3.38	3.38	3.49	3.48	3.37
Efficiency ratio (1)	75.29	77.43	80.57	79.96	82.77
Bank net interest margin	3.44	3.46	3.56	3.55	3.44
Asset Quality
Nonperforming assets to total end of period assets	0.68%	0.79%	0.98%	1.34%	1.50%

CENTRUE FINANCIAL CORPORATION
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

Nonperforming loans to total end of period loans	0.24	0.35	0.38	0.85	0.93
Net loan charge-offs (recoveries) to total average loans	0.02	(0.01)	0.01	(0.01)	0.03
Allowance for loan losses to total end of period loans	1.30	1.35	1.36	1.36	1.33
Allowance for loan losses to nonperforming loans	545.59	388.50	353.33	158.97	143.02
Nonperforming loans	1,632	2,322	2,526	5,645	6,007
Nonperforming assets	6,674	7,863	9,291	13,022	14,408
Net loan charge-offs (recoveries)	117	(96)	49	(83)	185
Capital (3)
Total risk-based capital ratio	14.95%	16.16%	16.46%	15.63%	15.64%
Common equity tier 1 risk-based capital ratio	13.77	13.69	13.97	13.26	14.23
Tier 1 leverage ratio	11.49	12.22	12.17	11.72	12.10

(1)
Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses, OREO rental income, and gains on sale of assets.

(2)
Included in Loans and Other assets at March 31, 2016 are $10.9 million and $5.1 million, respectively, of branch assets held for sale relating to branch sales. Included in Loans and Other assets at December 31, 2015 are $11.5 million and $5.1 million, respectively, of branch assets held for sale relating to branch sales.

(3)	Capital ratios shown for March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016 are in excess of the BASEL III 2016 phase-in level for the capital conservation buffer.